Exhibit 10.iii.a

DESCRIPTION OF EXECUTIVE FINANCIAL PLANNING PROGRAM

On December 10, 2008, the Compensation Committee of the Board of Directors of The Mosaic Company (the “Company”) approved an amended executive financial planning program effective January 1, 2009 pursuant to which the Company’s executive officers and certain other key employees are eligible for reimbursement of up to $7,000 per year for the costs of financial planning.